UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 20, 2004
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 2.02 Results of Operations and Financial Condition.

On October 20, 2004, the registrant issued the following press release announcing financial results for the third quarter and first nine months of 2004.
CONTACTS:	David G. Whalen President and Chief Executive Officer 401-335-8212
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS THIRD QUARTER RESULTS

Lincoln, RI - October 20, 2004 - A.T. Cross Company (AMEX: ATX) today announced financial results for the third quarter and nine months ended October 2, 2004.

Third Quarter Results
Net sales were $30.1 million compared to $31.5 million in the same quarter last year. Global writing instrument and accessory revenue was $26.7 million compared to $28.3 million in the same period last year due to a combination of factors, including continued softness in the U.S. national accounts and U.S. corporate gift channels. Costa Del Mar sales were $3.4 million compared to $3.2 million for the same quarter in 2003.

Gross margin was 46.5% for the quarter versus 49.5% last year. The Company took actions in the quarter to stimulate future business in its U.S. national accounts, as well as other retail accounts, by replacing slower-moving products and lowering certain retail price points on key products. Reserves related to these actions were the primary reason for the decline in gross margin from the prior year quarter.

Selling, general and administrative expenses remained relatively flat at $13.9 million compared to $13.8 million last year. Also, as part of its previously announced restructuring plan, the Company recorded a pre-tax restructuring charge of $0.3 million in the quarter compared to $1.7 million in the prior year.

On a reported basis, net loss was $1.1 million, or $0.07 per share, compared to a net loss of $1.0 million, or $0.06 per share, in the prior year's quarter. On a comparable basis, which excludes non-recurring items, the net loss for the third quarter of 2004 was $0.9 million, or $0.06 per share, compared to income of $0.1 million, or $0.01 per share. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) results.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, commented, "In the third quarter, business in our U.S. national account channel remained challenging. While our holiday program sales with these accounts were at last year's levels, stricter inventory practices on non-seasonal items continued to adversely impact our business. We continue to develop innovative new products and programs for this channel with the goal of returning this business to healthy operating levels."

"Costa Del Mar has continued to outperform comparable quarter sales results, with the third quarter increasing by approximately 6% over last year. Brand loyalty and demand for Costa Del Mar's unique product offering allowed us to reach our sales goals despite the four damaging hurricanes that hit the Florida region, Costa Del Mar's primary market, this August and September."

Nine-Month Results
Net sales increased 1.4% to $88.5 million from $87.3 million last year. On a reported basis, net loss was $2.7 million, or $0.18 per share. This compares to a net loss of $0.4 million, or $0.02 per share, in the same period last year. On a comparable basis, which excludes non-recurring items, the net loss was $2.1 million, or $0.14 per share, compared to income of $0.1 million, or breakeven on a per share basis, for the prior year period. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) results.

Outlook
In the fourth quarter, the Company expects a positive response to its holiday programs and a return to more normalized gross margin levels. However, due to the softer than anticipated results in the third quarter, the Company now expects annual consolidated revenue to increase in the low single digit range and reported earnings to be approximately breakeven for the full fiscal year.

Commenting on the Company's outlook, Mr. Whalen said, "Despite our difficulties to date with U.S. national accounts, we are encouraged by the acceptance, in all of our channels of distribution, of several new product offerings that we have launched in the past month and earlier this year. We expect that these products will help us improve performance in the U.S. and maintain momentum in our international markets. Additionally, response to Costa Del Mar's new products, particularly the Fluid Metals line that was launched in the third quarter, has been very positive. We expect this business to perform well in the fourth quarter as it prepares for the 2005 peak season."

"We are also pleased to report that the non-manufacturing portion of our "Cross into the Future" corporate reorganization plan was completed this quarter and the manufacturing initiative continued to move forward at an appropriate pace. The cost savings generated by this program support our selling and marketing initiatives and will help to ultimately drive top line growth." Mr. Whalen concluded, "We are focused on executing our strategic plans to bring innovation and excitement to the quality writing instrument category while also exploring other avenues to diversify our Company and believe we remain on the right track to deliver long-term value."

Conference Call
The Company's management will host a conference call tomorrow, October 21, 2004, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on October 21, 2004 through October 28, 2004 at 1-877-519-4471 or 973-341-3080, pin number 5283534.

Non-GAAP Measures
This release contains comparable basis (non-GAAP) measures of net (loss) income and (loss) earnings per share that are included as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net (loss) income or (loss) earnings per share prepared in accordance with GAAP.

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the strength of international markets, the impact of new writing instrument products and programs, the anticipated performance of Costa Del Mar, the anticipated success of holiday programs with office superstores, and the anticipated financial and operational benefits from restructuring). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of the difficulty in preserving and maintaining the benefits of cost reduction programs, the uncertainty of the national accounts buying patterns, consumers' reaction to the Company's existing and new writing instrument products, and consumers' acceptance of new Costa del Mar products, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of October 20, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003

	Net sales	$ 30,128	$ 31,537	$ 88,515	$ 87,282
	Cost of goods sold	16,110	15,915	43,951	43,666
	Gross Profit	14,018	15,622	44,564	43,616
	Selling, general and administrative expenses	13,934	13,831	42,675	39,544
	Research and development expenses	411	406	1,363	1,463
	Service and distribution costs	878	1,186	2,862	2,511
	Restructuring charges	348	1,650	1,871	1,650
	Loss (Gain) on disposition of asset held for sale	-	21	-	(990)
	Operating Loss	(1,553)	(1,472)	(4,207)	(562)
	Interest and other income (expense)	51	(25)	261	9
	Loss from Operations Before Income Taxes	(1,502)	(1,497)	(3,946)	(553)
	Income tax benefit	(408)	(524)	(1,263)	(194)
	Net Loss	$ (1,094)	$ (973)	$ (2,683)	$ (359)

	Basic and diluted loss per share	$ (0.07)	$ (0.06)	$ (0.18)	$ (0.02)

	Weighted average shares outstanding	14,919	15,042	14,966	15,136

		Three Months Ended		Nine Months Ended
		October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
	Reconciliation of GAAP and "comparable basis" net
(loss) income and (loss) earnings per share
	GAAP net loss	$ (1,094)	$ (973)	$ (2,683)	$ (359)
	Adjustments, net of tax
	Restructuring charges	237	1,072	1,272	1,072
	Property tax settlement	-	-	(736)	-
	Loss (Gain) on disposition of asset held for sale	-	14	-	(643)
	Comparable-basis net (loss) income	$ (857)	$ 113	$ (2,147)	$ 70

	Comparable-basis (loss) earnings per share	$ (0.06)	$ 0.01	$ (0.14)	$ -

		Three Months Ended		Nine Months Ended
		October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 26,726	$ 28,321	$ 76,707	$ 80,836
	Operating Loss	(1,563)	(1,526)	(5,358)	(1,390)
	Interest and Other Income (Expense)	51	(27)	261	9
Loss from Operations Before Income Taxes		(1,512)	(1,553)	(5,097)	(1,381)

Segment Data:	Optical
	Net Sales	$ 3,402	$ 3,216	$ 11,808	$ 6,446
	Operating Income	10	54	1,151	828
	Interest and Other Income (Expense)	-	2	-	-
	Income from Operations Before Income Taxes	10	56	1,151	828

	Three Months Ended		Nine Months Ended
	October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
Writing Instruments & Accessories Sales Data:
Americas	$ 14,057	$ 16,028	$ 37,907	$ 44,537
Europe, Middle East and Africa	7,592	7,252	23,360	20,870
Asia Pacific	4,416	4,304	13,557	11,798
OEM	555	737	1,683	3,631
Cross Retail Ventures	106	-	200	-
Total Net Sales	$ 26,726	$ 28,321	$ 76,707	$ 80,836

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
	October 2, 2004	October 4, 2003
Assets
Cash, cash equivalents and short-term investments	$ 13,703	$ 15,805
Accounts receivable	23,659	24,510
Inventories	21,953	18,346
Deferred income taxes	4,792	4,905
Other current assets	7,820	6,688
Total Current Assets	71,927	70,254

Property, plant and equipment, net	23,663	25,082
Goodwill	7,408	7,400
Intangibles and other assets	5,101	5,195
Deferred income taxes	2,348	2,545

Total Assets	$ 110,447	$ 110,476

Liabilities and Shareholders' Equity
Line of credit	$ 3,000	$ 2,268
Current maturities of long-term debt	1,350	1,350
Other current liabilities	28,200	26,769
Total Current Liabilities	32,550	30,387

Long-term debt, less current maturities	5,850	7,200
Accrued warranty costs	1,962	2,091
Shareholders' equity	70,085	70,798

Total Liabilities and Shareholders' Equity	$ 110,447	$ 110,476

For information at A. T. Cross contact:
Gary S. Simpson
Corporate Controller and Chief Accounting Officer
(401) 335-8510
gsimpson@cross.com
	4890-3Q-04

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: October 20, 2004	DAVID G. WHALEN (David G. Whalen) President and Chief Executive Officer